Exhibit 10.7
April 18, 2012

Dear Gordie:

Per our discussion, I understand that we have reached agreement on the following terms regarding your transition from the Company. The terms shall be further documented in a subsequent written separation agreement between you and the Company.

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Separation Date: Your employment with the Company will end at 2:30 p.m. PDT on Wednesday, April 18, 2012 (the “Separation Date”). The Company will publicly announce that you have resigned for personal reasons (but it will not specify these reasons in any such public announcement and these personal reasons will be kept confidential, except to the extent disclosure is required by law or any government agency).

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Severance Payments: In lieu of the severance benefits set forth in your current Offer Letter with the Company, the Company would provide you with fifteen (15) months of continuing base salary payments (less required deductions and withholdings) (the “Severance Payment Period”). These payments would begin within ten (10) days after the releases specified herein become effective.

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Benefits: Provided that you timely elect continuing health and dental coverage through COBRA, the Company will reimburse you for COBRA premium payments (for you and all covered dependents) during the Severance Payment Period or until you become eligible for coverage through a subsequent employer, whichever is earlier. In addition, with regard to your families' non-elective medical expenses incurred during the Severance Payment Period which are not covered by the healthcare policies available to you under COBRA, the Company will pay you a bonus of up to a maximum of $25,000 upon presentation of reasonable proof of your actual out of pocket expenses.

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Vesting of Stock Options and Restricted Stock Units. The vesting of your Company stock options and RSUs will be accelerated such that you will receive vesting of any such options and RSUs which would have vested had you remained employed from the Separation Date through September 14, 2012. In addition, you will be given fifteen (15) months from the Separation Date to exercise your vested but unexercised Company Stock Options.

•	Board Position: You will and hereby do resign from the Company's Board of Directors effective as of the Separation Date.

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Release of Claims: As currently required under your Offer Letter to receive severance, you will provide the Company and its officers, directors, agents, servants, employees, partners, members, shareholders, attorneys, managers, agents, representatives, affiliates, successors, predecessors and assigns with a general release of any and all known and unknown claims arising out of, or in any way related to, events, acts, conduct, or omissions that occur prior to the date you sign the subsequent written separation agreement.

•	Mutual Nondisparagement: You, on the one hand, and the Company (through its officers and directors), on the other hand, agree not to disparage each other.

•	D & O Tail: The Company will purchase a reasonable D&O Policy on your behalf.

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Princeton Office Lease Payments: The Company will make monthly payments on the Princeton Office Lease for the twelve month period beginning May 1, 2012, and ending on April 30, 2013, for a total aggregate amount of up to $40,000.

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Moving Allowance: The Company will reimburse you for up to $20,000 for moving expenses related to the relocation of your personal items from the Pleasanton, CA office and apartment to Princeton, NJ (white glove), upon you providing appropriate documentation of such expenses.

•	Reimbursement for Attorney's Fees: The Company will reimburse you for up to $5,000 reasonable attorney's fees incurred to review and counsel in connection with your Separation Agreement.

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Return of Company Property: Within two (2) weeks of the Separation Date, you will return any of the Company's property, documents and confidential information in your possession, custody, or control; provided, however, that you can keep your laptop computer so long as you first allow the Company to remove and preserve any Company information contained on this computer and thereafter expunge any such information from it.

These terms would be further documented in a written separation agreement within the next sixty (60) days.
If these terms are acceptable to you, we ask that you countersign this letter below and return it to me by 1:30 p.m. on April 18, 2012.
We wish you the best of luck in your future endeavors.
Sincerely,

/s/ Jean George
Jean George
Director
Zeltiq, Inc. Board of Directors
Understood and agreed

/s/ Gordie Nye	April 18, 2012
Gordie Nye	Date